SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2003

COMPUTER TASK GROUP, INCORPORATED
 (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-9410 (Commission File Number)	16-0912632 (IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (716) 882-8000

Not Applicable
 (Former name or former address, if changed since last report)

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          (a)(1)(i) Effective September 23, 2003, the Audit Committee of the Board of Directors of Computer Task Group, Incorporated ("Company") dismissed Deloitte & Touche LLP ("Deloitte") as its independent accountants. Also effective as of September 23, 2003, the Audit Committee engaged KPMG LLP ("KPMG") as the Company's independent accountants.

          (ii) The reports of Deloitte on the Company's financial statements for the fiscal years ended December 31, 2002 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for 2002 which included an explanatory paragraph regarding an accounting change for goodwill.

          (iii) The decision to change independent accountants, including the dismissal of Deloitte and the engagement of KPMG, was made by the Audit Committee of the Company's Board of Directors effective as of September 23, 2003.

          (iv) During the Company's fiscal years ended December 31, 2002 and December 31, 2001, and the subsequent interim period prior to September 23, 2003, there have been no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports.

          (v) During the Company's fiscal years ended December 31, 2002 and December 31, 2001, and through the date of this report, the Company has had no reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

          (vi) The Company has provided Deloitte with a copy of the disclosures contained herein and has requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to this item and, if not, stating the respects in which it does not agree. The Company has filed as an exhibit hereto (Exhibit 16.1), the response of Deloitte to such disclosures.

          (2) During the Company's two most recent fiscal years and any interim period prior to the dismissal of Deloitte, the Company (or someone on its behalf) did not consult KPMG regarding any of the matters set forth in Item 302(a)(2)(i) or (ii) of Regulation S-K.

Item 7. Financial Statements and Exhibits.

          (c) Exhibits.

                    16.1 Letter, dated September 29, 2003, from Deloitte & Touche LLP addressed to the SEC regarding change in certifying accountant.

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on it behalf by the undersigned hereunto duly authorized.

Computer Task Group, Incorporated
September 29, 2003	By:	/s/ Peter P. Radetich
Peter P. Radetich, Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter, dated September 29, 2003, from Deloitte & Touche LLP addressed to the SEC regarding change in certifying accountant.